Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Marvin Edward Toland and Freya Brier and each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for Eddie Bauer Holdings, Inc. and any and all amendments thereto, to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, and hereby grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or desirable, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to done by virtue hereof.

Name	Title	Date

/s/ McNeil S. Fiske, Jr. McNeil S. Fiske, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2009

/s/ William T. End William T. End	Chairman	April 2, 2009

/s/ John C. Brouillard John C. Brouillard	Director	April 2, 2009

/s/ Howard Gross Howard Gross	Director	April 2, 2009

/s/ Paul E. Kirincic Paul E. Kirincic	Director	April 2, 2009

/s/ William E. Redmond, Jr. William E. Redmond, Jr.	Director	April 2, 2009

/s/ Kenneth M. Reiss Kenneth M. Reiss	Director	April 2, 2009

/s/ Laurie M. Shahon Laurie M. Shahon	Director	April 2, 2009

/s/ Edward M. Straw Edward M. Straw	Director	April 2, 2009

/s/ Stephen E. Watson Stephen E. Watson	Director	April 2, 2009